Exhibit 10.7

OMNOVA SOLUTIONS INC.

Second Amended and Restated

1999 Equity and Performance Incentive Plan

As Approved by OMNOVA Shareholders

at the Annual Meeting of Shareholders on March 22, 2007

As Amended and Restated Effective January 1, 2009

1. Purpose. The purpose of the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”) is to attract and retain directors, officers and other employees for Omnova Solutions Inc., an Ohio corporation and its Subsidiaries and to provide to such persons incentives and rewards for superior performance. The Plan was approved by OMNOVA Shareholders at the Annual Meeting of Shareholders on March 22, 2007, and it is the successor to the 1999 Equity and Performance Incentive Plan, which was originally approved by OMNOVA Shareholders at the Annual Meeting of Shareholders on October 1, 1999, and the first amendment to which was adopted on April 4, 2002. The Plan is currently being amended and restated to comply with the requirements of Sections 409A and 162(m) of the Code.

2. Definitions. As used in this Plan,

“Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (a) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (b) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (c) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, which shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 16 of this Plan, such committee (or subcommittee).

“Change in Control” shall have the meaning provided in Section 12 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of the Board consisting entirely of two or more Nonemployee Directors appointed by the Board who also qualify as Outside Directors.

“Common Shares” means the Common Shares, par value $0.10 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan; provided, however, that such Common Shares must satisfy the definition of “service recipient stock” under Treasury Regulation Section 1.409A-1(b)(5)(iii).

“Company” means Omnova Solutions Inc., an Ohio corporation.

“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares shall become effective, which date shall not be earlier than the date upon which the Board takes sufficient corporate action to create a legally binding right with respect thereto.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

“Deferred Shares” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

“Director” means a member of the Board of Directors of the Company.

“Disability” means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Board or its designee and specifying the date upon which such disability commenced), or (b) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

“Immediate Family” has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the objective performance measure or measures established pursuant to this Plan for Participants receiving grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares and (with respect to Restricted Shares, Performance Shares and Deferred Shares only) dividend credits pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made absolute or relative to the past performance of the individual Participants, the Company, Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed, or relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee shall be based on specified levels of, or growth in, one or more of the following criteria:

1.	cash flow;

2.	earnings per share;

3.	earnings before interest and taxes;

4.	EBITDA;

5.	net income;

6.	return on assets;

7.	return on assets employed;

8.	return on equity;

9.	return on invested capital;

10.	return on total capital;

11.	revenues;

12.	volumes;

13.	stock price;

14.	total return to stockholders;

15.	economic value added;

16.	operating profit;

17.	working capital;

18.	working capital turnover;

19.	inventory;

20.	productivity; and

21.	quality; or

any combination of the foregoing.

The Management Objectives for a particular Participant during a particular Performance Period will be set forth in writing within a reasonable period after the beginning of such Performance Period, but not later than 90 days after the beginning of such Performance Period, nor later than such time as satisfaction of the relevant Management Objectives is substantially certain. The Management Objective will set forth the method for computing the respective grants under this Plan in an objective formula, and such objective formula will preclude discretion on the part of the Committee to increase the amount of the respective grant payable upon achievement of the Management Objectives. To the extent that any grant under this Plan is subject to the satisfaction of Management Objectives, payment or transfer in consideration of such grant will only be made upon satisfaction of the respective performance of such Management Objectives and certification of the satisfaction of the respective Management Objectives for the respective Performance Period by the Committee.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

“Market Value per Share” means the closing price of Common Shares on the New York Stock Exchange on the day for which the determination is to be made, or if such day is not a trading day, the trading immediately preceding such day, as reported on NYSEnet.com (or if Common Shares are not readily traded on the New York Stock Exchange, the closing price per Common Share on an established securities market on which Common Shares are readily traded as selected by the Compensation and Corporate Governance Committee, or if Common Shares are not readily traded on any established securities market, the fair market value of a Common Share as determined by the reasonable application of a reasonable valuation method approved by the Board).

“Nonemployee Director” has the meaning set forth under Section 16 of the Exchange Act.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

“Outside Director” has the meaning set forth in Code Section 162(m) and the relevant regulations.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer or other employee of the Company or of any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 30 days of the Date of Grant, and shall also include each Nonemployee Director who receives an award of Option Rights or Restricted Shares.

“Performance Period” means, in respect of a Performance Share or Performance Unit, or when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares and (with respect to Restricted Shares, Performance Shares and Deferred Shares only) dividend credits pursuant to this Plan, a period of time established pursuant to Sections 4, 5, 6, 7 or 8 of this Plan (as applicable) within which the Management Objectives relating to such Performance Share, Performance Unit, Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares or dividend credits are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.

“Plan” means this Omnova Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

“Separation from Service” means a Participant’s termination from employment with the Company and all Affiliates on account of death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code and the regulations thereunder. A Participant will not be deemed to have experienced a Separation from Service due to military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if he or she provides continuing services that average more than 20 percent of the services provided by such Participant to the Company its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services. If the Participant provides services both as an employee and as an independent contractor of the Company and/or its Affiliates, such Participant must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, such Participant will not be considered to have a Separation from Service until he or she ceases providing services in both capacities. If a Participant provides services both as an employee of the Company and as a member of the Board, the services provided as a Director generally will not be taken into account in determining whether such Participant has experienced a Separation from Service for purposes of this Plan.

“Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which, at the time, the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

“Voting Power” means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

3. Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 3(b)(i) and Section 11 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Nonemployee Directors, or (vi) in payment of dividend equivalents paid with respect to awards made under the Plan, shall not exceed in the aggregate 6,600,000 (Six Million Six Hundred Thousand) Common Shares. For purposes of determining how many Common Shares have been issued or transferred, each full value award under the Plan (those other than Option Rights or Appreciation Rights) issued or transferred on or after the date that the Second Amended and Restated 1999 Equity and Performance Incentive Plan is approved by Shareholders will count as 1.5 Common Shares issued or transferred under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b)

(i) The following shares shall again be available for issuance under the Plan: (A) Common Shares reserved for issuance upon exercise or settlement, as applicable, of awards granted under the Plan, to the extent and at such time as such awards expire or are canceled or surrendered; (B) Restricted Shares granted under the Plan, to the extent and at such time as such Restricted Shares are forfeited or otherwise surrendered to the Company before the restrictions on such shares lapse; and (C) shares reserved in respect of any other awards under this Plan, to the extent and at such time as the payment is actually made in cash.

(ii) For avoidance of doubt, the following shares shall not become available for issuance under the Plan: (A) Shares tendered by Participants as full or partial payment to the Company upon exercise of Options or other awards granted under the Plan; (B) Shares reserved for issuance upon grant of Appreciation Rights, to the extent the number of reserved shares exceeds the number of Shares actually issued upon exercise of the Appreciation Rights; and (C) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Shares or the exercise of Option Rights or Appreciation Rights granted under the Plan or upon any other payment or issuance of shares under the Plan.

(c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 1,500,000 Common Shares; (ii) no Participant shall be granted awards, in the aggregate, for more than 500,000 Common Shares during any fiscal year of the Company; and (iii) no individual Nonemployee Director shall be granted awards for more than 100,000 Common Shares during any fiscal year of the Company.

(d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any one fiscal year receive an award of Performance Units having an aggregate maximum value as of their respective Date of Grant in excess of $2,000,000.

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant (or, with respect to an Incentive Stock Option, 110 percent of the Market Value per Share on the Date of Grant in the case of a Participant who owns Common Shares possessing more than ten percent of the total combined voting power of all classes of Common Shares of the Company or Subsidiaries (as determined under Code Sections 424(d), (e) and (f))).

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

(d) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under Code Section 422, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Any Option Right that is intended to qualify as an Incentive Stock Option, but fails to so qualify at or after the time of grant, will be treated as an option under (ii) above.

(i) The exercise of an Option Right shall result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right shall be exercisable more than 10 years from the Date of Grant.

(k) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Optionee, which agreement shall state that such Option Rights are subject to all the terms and conditions of this Plan and contain such terms and provisions, consistent with this Plan, as the Board may approve.

5. Appreciation Rights. (a) The Board may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, a Change in Control.

(v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(vi) Each grant of Appreciation Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Participant, which agreement shall describe such Appreciation Rights, identify the related Option Rights (if applicable), state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c) Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Board may also authorize the grant or sale of Restricted Shares to Participants. Each grant or sale of Restricted Shares may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control. If the Board conditions the nonforfeitability of Restricted Shares upon service alone, the shares may vest and such nonforfeitability may occur no sooner than pro rata over a period of three years from the Date of Grant, with no installment vesting sooner than one year from the Date of Grant. If the Board conditions the nonforfeitability of Restricted Shares on Management Objectives, the shares may vest and such nonforfeitability may occur no sooner than one year from the Date of Grant of such Restricted Shares.

(d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares upon which restrictions will terminate if performance is at or above the minimum level. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Shares shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

7. Deferred Shares. The Board may also authorize the granting or sale of Deferred Shares to Participants. Each grant or sale of Deferred Shares may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale shall constitute the agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Board may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall be subject to a Deferral Period of not less than one year, and will be transferred to the Participant by the Company at a specified time upon the satisfaction of certain service obligations and/or Management Objectives. Any Deferral Period, as determined by the Board at the Date of Grant, may provide for the earlier lapse or other modification of such Deferral Period in the event of the occurrence of an event described in Section 12(a), (b) or (c). If the Board conditions the nonforfeitability of shares of Deferred Stock upon service alone, such nonforfeitability may occur no sooner than pro rata over a period of three years from the Date of Grant of such shares of Deferred Stock, and if the Board conditions the nonforfeitability of shares of Deferred Stock on Management Objectives, such nonforfeitability may occur no sooner than one year from the Date of Grant of such shares of Deferred Stock. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(d) During the Deferral Period, the Participant shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(e) Each grant or sale of Deferred Shares shall be evidenced in writing by an agreement as of the Date of Grant executed on behalf of the Company by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

8. Performance Shares and Performance Units. The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives; provided, that any grant to an individual likely to be a Covered Employee shall be made by the Committee. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit shall be such period of time not less than one year, as shall be determined by the Board or the Committee at the time of grant which may be subject to earlier lapse or other modification in the event of a Change in Control as set forth in the agreement specified in Section 8(g).

(c) Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level. The grant of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must certify the Management Objectives that have been achieved with respect to all Covered Employees or Participants who are likely to be Covered Employees. The Board may certify the achievement of Management Objectives for all other Participants before such Participants’ Performance Shares or Performance Units are earned and paid. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(d) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided that any deferred payments satisfy the requirements of Code Section 409A and the relevant regulations unless the Participant and Board otherwise agree.

(g) Each grant of Performance Shares or Performance Units shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant, which agreement shall state that such Performance Shares or Performance Units are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board or the Committee may approve.

9. Awards to Nonemployee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting of awards under this Plan to Nonemployee Directors.

(a) Each grant of Option Rights awarded pursuant to this Section 9 shall be upon terms and conditions consistent with Section 4 of this Plan.

(b) Each grant of Appreciation Rights pursuant to this Section 9 shall be upon terms and conditions consistent with Section 5 of this Plan.

(c) Each grant or sale of Restricted Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 6 of this Plan.

(d) Each grant of Deferred Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 7 of this Plan.

(e) Each grant of Performance Shares or Performance Units pursuant to this Section 9 shall be upon terms and conditions consistent with Section 8 of this Plan.

(f) Unless otherwise determined by the Board, such awards shall be subject to the following additional terms and conditions:

(i) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(ii) If a Nonemployee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any awards held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

10. Transferability. (a) Except as otherwise determined by the Board, no award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer for Restricted Shares referred to in Section 6 of this Plan, shall be subject to further restrictions on transfer.

(c) Notwithstanding the provisions of Section 10(a), Option Rights (other than Incentive Stock Options), shall be transferable by a Participant, so long as such transfer is made for no consideration, to any one or more members of the Participant’s Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant’s Immediate Family or to one or more partnerships in which the only partners are members of the Participant’s Immediate Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

11. Adjustments, Substitutions. The Board shall provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares and Performance Shares granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. If the Board determines that it is appropriate, in granting a new award under the Plan, to use the in-the-money value or fair value of any surrendered award or the value of any other right to payment surrendered by the Participant to be applied to the purchase of any other award, then such surrender shall be performed in accordance with Treasury Regulation Section 1.409A-1(b)(5) so as to ensure that the surrender does not result in a “modification,” “extension,” or “renewal,” of a stock right, as determined under Section 409A of the Code, so that such stock rights thereby become subject to the terms and conditions of Section 409A of the Code as a deferral of compensation. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11. Any transaction otherwise authorized under this Section 11 remains subject to all applicable restrictions under the Plan and may not result in an award that is not otherwise subject to the terms and conditions of Section 409A of the Code as a deferral of compensation becoming subject to the terms and conditions of Section 409A of the Code as a deferral of compensation by virtue of such transaction; in such event, any transaction that would otherwise be permissible under this Section 11 shall be prohibited unless the Participant and the Board mutually agree in writing to cause an award to become subject to the terms and conditions of Section 409A of the Code as a deferral of compensation under this Section 11. Notwithstanding the foregoing to the contrary, any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant or award made under the Plan, a “Change in Control” shall mean the occurrence during the term of any of the following events:

(a) a change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(b) a change in the effective control of the Company, such that either:

(i) any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(ii) a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or

(c) a change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

(d) the Board determines that any of the events described in Section 12(a), (b) and (c) will occur, or is likely to occur, and that it is in the best interests of the Company and its shareholders and will serve the intended purposes of the Plan for the Board to render such a determination and trigger the protections and benefits afforded by the Plan and any grant hereunder with respect to a Change in Control, unless such determination is subsequently voided by the Board with a determination that such event will not occur or is not likely to occur prior to the time that any benefits would be payable under the Plan and any grant hereunder as a result of such initial determination.

13. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

14. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Common Shares or benefits shall not be withheld in excess of the minimum number required for such tax withholding. The Company and a Participant or such other person may also make arrangements with respect to the payment in cash of any taxes with respect to which withholding is not required.

15. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16. Administration of the Plan. (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board consisting entirely of two or more Nonemployee Directors (who shall also qualify as Outside Directors) appointed by the Board; provided, however, that any awards made to Nonemployee Directors under this Plan must be approved by a committee of the Board consisting entirely of two or more Nonemployee Directors each of whom is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company

Manual. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or of acts unanimously approved in writing, shall be the acts of the Committee. To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such Committee. Notwithstanding any provision of this Plan to the contrary, the Committee may grant any award authorized under this Plan to qualify as performance-based compensation pursuant to Section 162(m) of the Code and the relevant regulations.

(b) The interpretation and construction by the Board or of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Performance Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

(c) The Board’s exercise of its discretion in administering the Plan shall in no event cause an award under the Plan that is not otherwise subject to the terms and conditions of Section 409A of the Code to become “subject to the terms and conditions of Section 409A of the Code” unless otherwise agreed upon between the Company (or Subsidiary) and the Participant; provided further, that, to the extent an award is subject to the terms and conditions of Section 409A of the Code, the Board shall provide the award in the form and manner required by Section 409A of the Code, unless otherwise agreed upon by the Company (or Subsidiary) and Participant. For purposes of the Plan, “subject to the terms and conditions of Section 409A of the Code,” means the applicable award or compensation subject to said award provides for a deferral of compensation as determined under Section 409A of the Code. The Board shall require the payment of lawful consideration for an award to the extent necessary to satisfy the requirements of applicable law, and may otherwise require payment of consideration for an award except as limited by the Plan and as otherwise required by applicable law.

17. Certain Limitations on Awards to Ensure Compliance with Section 409A of the Code. Other provisions of the Plan notwithstanding, the terms of any “409A Award” (which for this purpose means only such an award held by a Participant which is subject to the terms and conditions of Code Section 409A), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Code Section 409A, and any terms or conditions not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform said award with Code Section 409A. The following rules will apply to 409A Awards:

(a) The terms of any such award, including any authority of the Company, or the Committee, or Board and rights of a Participant with respect to the award, shall be limited to those terms permitted under Code Section 409A;

(b) If a Participant is permitted to elect to defer such award or any payment under such award, the election shall be permitted only at times in compliance with Code Section 409A;

(c) The Company shall have no authority to accelerate or delay distributions relating to such awards in excess of the authority permitted under Code Section 409A;

(d) Any distribution of an award triggered by a Participant’s termination of employment (or service) shall be made only: (i) at the date that is six months following the Participant’s Separation from Service, or (ii) at such earlier time preceding a termination of employment (or service) that there occurs another event triggering a distribution under the Plan or the applicable award agreement in compliance with Code Section 409A;

(e) In the case of any distribution of such award, the time and form of payment for such distribution will be specified in the award agreement; provided that, if the time and form of payment for such distribution is not otherwise specified in the Plan or an award agreement or other governing document, the distribution shall be made in one lump sum amount within two and one-half months following the calendar year during which the settlement of the award is specified to occur, any applicable restriction lapses, or there is no longer a substantial risk of forfeiture applicable to such amounts, as determined under Code Section 409A;

(f) In the case of any such award providing for a distribution upon the lapse of a substantial risk of forfeiture, as determined under Code Section 409A, the time and form of payment for such distribution will be specified in the award agreement; provided that, if the timing and form of payment of such distribution is not otherwise specified in the Plan or an award agreement or other governing document, the distribution shall be made in one lump sum amount within two and one-half months following the calendar year in which the substantial risk of forfeiture lapses; and

(g) In the case of any distribution of a 409A award, the time and form of payment for such distribution will be specified in the award agreement, which will be provided to the Participant in the manner provided for under Code Section 409A; provided that, if the time and form of payment for such distribution is not otherwise specified in the Plan or an award agreement or other governing document, the distribution shall be made in one lump sum amount on within two and one-half months following the calendar year during which the settlement of the award is specified to occur, any applicable restriction lapses, or there is no longer a substantial risk of forfeiture applicable to such amounts.

18. Amendments, Etc. (a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

(b) Repricing of Option Rights and Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option Right or Appreciation Right to lower its exercise price; and (ii) canceling an Option Right or Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for another Option Right, Appreciation Right, Restricted Share or other equity award, unless the cancellation and exchange occurs in connection with an event set forth in Section 11. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(c) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(d) In case of termination of employment by reason of death, Disability or retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 10(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right or Appreciation Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Deferral Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award; provided, however, that no such acceleration shall be allowed in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. Consistent with past practice, the term “retire” or “retirement” shall mean a Separation from Service from the Company at a time when the employee meets the age and/or years of service criteria which would make the employee eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan (the “Pension Plan”), whether or not a Participant in the Pension Plan.

(e) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(f) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

19. Termination. The Board may terminate the Plan at any time. No grant shall be made under this Plan more than 10 years after the date on which this Plan has been most recently approved by the shareholders of the Company, but all grants made on or prior to such date and prior to any termination of the Plan pursuant to this Section shall continue in effect thereafter subject to the terms thereof and of this Plan. The Board’s right to terminate the Plan does not require the consent of any Participant or other person. In the event of termination, the Board shall specify whether termination will change the time at which distributions are made; provided, that any acceleration of a distribution is consistent with Section 409A of the Code and the regulations thereunder. In the absence of such specification, the timing of distributions shall be unaffected by the termination of the Plan.

20. Exclusion from Certain Restrictions. Notwithstanding anything in this Plan to the contrary, up to a maximum of 500,000 Common Shares in the aggregate will be available under this Plan for awards as follows:

(a) in the case of grants of Restricted Shares, awards which do not meet the requirements of the last sentence of

Section 6(c);

(b) in the case of grants of Restricted Shares, awards as to which the Board may accelerate or waive any restrictions imposed under Section 6(d);

(c) in the case of grants of Restricted Shares, awards as to which applicable restrictions may terminate less than one year from the Date of Grant pursuant to Section 6(e);

(d) in the case of grants of Deferred Shares, awards which do not meet the requirements of the last sentence of Section 7(c); or

(e) in the case of Performance Shares and Performance Units, awards which do not meet the requirements of Section 8(b).